Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of UniTek Global Services, Inc. for the registration of 924,856 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2011, with respect to the consolidated financial statements of UniTek Global Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 14, 2011